UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 4, 2016
Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7108 North Fresno Street, Suite 380
Fresno, CA    93720
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 4, 2016, S&W Seed Company (the "Company") entered into a Second Amendment Agreement, effective as of September 30, 2016 ("Amendment"), amending the Company's Credit and Security Agreement, dated as of September 22, 2015 (as amended, the "Credit Agreement"), with KeyBank National Association ("KeyBank").

The Amendment, among other things: (i) temporarily increases the Company's borrowing capacity under the revolving line of credit under the Credit Agreement from $20.0 million to (a) up to $25.0 million during the period commencing on October 1, 2016 and ending on November 30, 2016, and (b) up to $30.0 million during the period commencing on February 1, 2017 and ending on March 31, 2017; (ii) temporarily allows for a $4.0 million over-advance, beyond amounts otherwise available based on the borrowing base calculations under the Credit Agreement, until February 28, 2017; and (iii) temporarily expands the borrowing base under the Credit Agreement, by reducing the reserves that KeyBank may establish with respect to grower payables to seventy five percent (75%) during the period commencing on August 31, 2016 and ending on February 28, 2017.

Except as modified by the Amendment, all terms and conditions of the Credit Agreement remain in full force and effect.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this current report is incorporated herein by reference.

Item 8.01    Other Events.

Between June 30, 2016 and October 4, 2016, holders of the 8% Senior Secured Convertible Debentures previously issued by the Company on December 31, 2014 have converted approximately $2.0 million of such convertible debentures into shares of common stock of the Company pursuant to and in accordance with the terms thereof. As of October 4, 2016, the aggregate amount of principal outstanding on the convertible debentures has been reduced to $3.1 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Executive Vice President of Finance and Administration and Chief Financial Officer

Date: October 6, 2016

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